Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common shares of beneficial interest, $.01 par value per share, of Industrial Logistics Properties Trust. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 31, 2023

STONE HOUSE CAPITAL MANAGEMENT, LLC

By:	/s/ Mark Cohen
	Name:	Mark Cohen
	Title:	Managing Member

SH CAPITAL PARTNERS, L.P.

By:	Stone House Capital Management, LLC
Its:	General Partner

By:	/s/ Mark Cohen
	Name:	Mark Cohen
	Title:	Managing Member

MARK COHEN

/s/ Mark Cohen